Exhibit (n)(3)

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form N-2 of PennantPark Investment Corporation of our reports dated November 24, 2025 and November 25, 2024 relating to the consolidated financial statements of PennantPark Senior Loan Fund, LLC and its subsidiaries, appearing in Exhibits 99.3 and 99.4, respectively, in the Annual Report on Form 10-K of PennantPark Investment Corporation for the year ended September 30, 2025.

We also consent to the reference to our firm under the heading “Independent Auditors” in this Registration Statement.

/s/ RSM US LLP

New York, New York

September 16, 2026